Exhibit 10.32

AGREEMENT FOR THE PURCHASE OF ALL

 OF THE CAPITAL STOCK OF

MOODY CONSTRUCTION & SONS, INC.

THIS AGREEMENT FOR THE PURCHASE OF ALL OF THE CAPITAL STOCK OF MOODY CONSTRUCTION, INC. (the “Agreement") is made this 3rd day of February 2011 (the "Effective Date"), by and between Douglas W. Moody ("Seller") both as sole proprietor of, and doing business as, Moody Construction & Sons, and as sole shareholder of Moody Construction & Sons, Inc. a Colorado corporation ("Moody Construction & Sons, Inc." or the "Company") and GeoBio Energy. Inc., a publicly traded Colorado corporation ("GeoBio" or the “Purchaser"). The parties acknowledge that previously Seller was a sole proprietorship hut as of January 1, 2011 all assets of the business of Moody Construction & Sons, a sole proprietorship, were contributed to Moody Construction & Sons, Inc. and Seller will sell all (100%) of the issued and outstanding Capital Stock (defined below) of Moody Construction & Sons, Inc. to Purchaser. Hereinafter, GeoBio and Seller may be referred to individually as the "Party" or collectively as the "Parties".

NOW, THEREFORE, in consideration of the mutual promises, covenants and reprcsel1t~ltions contained herein, the Parties agree as follows:

ARTICLE I

SALE OF SHARES OF CAPITAL STOCK AND PURCHASE PRICE

1.01                 Sale and Purchase of Capital Stock and Earnest Money.

1.01.1                      Sale and Purchase of Capital Stock. Subject to the terms and conditions of this Agreement, Seller agrees to sell to GeoBio, and GeoBio agrees to purchase from Seller, one hundred percent (100%) of the total issued and outstanding capital stock of Moody Construction, Inc., as well as all securities convertible into capital stock and all capital stock equivalents of Moody Construction & Sons, Inc. as of the Effective Date, which are held by Seller in such amounts as set forth in Schedule 1.01 (herein collectively referred to as the "Capital Stock"), and which total amount of Capital Stock shall not change between the Effective Date and tile Closing Date (defined below). Purchaser hereby agrees that this transaction is a purchase and sale of Capital Stock and Purchaser will not elect to treat this transaction as an asset sale under Internal Revenue Code Section 338(h)(IQ). Purchaser hereby indemnifies Seller from all adverse tax consequences from Purchaser's breach of this covenant, whether intentional or inadvertent.

1.01.2 Earnest Money Payment. Within thirty (30) business days following the Effective Date hereof, Purchaser will pay to Escrow Agent, defined and described in Section 1.04 herein, the sum of fifty thousand U.S. Dollars ($50,000.00) as an earnest money deposit (the "Earnest Money Deposit") and part payment of the Closing Date Purchase Price for the Capital Stock, The Earnest Money Deposit shall be deposited by the Escrow Agent into an interest-bearing account. All interest earned on the Earnest Money Deposit shall be held and applied by the Escrow Agent in accordance with the terms of this Agreement.

l.01.3 Due Diligence. The obligations of Purchaser hereunder are conditional upon Purchaser determining 011 or before expiration of the Due Diligence Period (defined below} that Purchaser is satisfied with all aspects of the Company that it is acquiring by purchase of the Capital Stock and with all aspects of the Capital Stock itself.

1.01.4 Due Diligence Contingency and Due Diligence Period. The foregoing contingency is referred to herein as the "Due Diligence Contingency" and the term "Due Diligence Period" as used in this Agreement means the period of time commencing with the Effective Date of this Agreement and expiring at 5:00 P,M, in Meeker, Colorado, sixty (60) days after the Effective Date.

l.01.5 Satisfaction or Waiver of Due Diligence Contingency, If Purchaser is satisfied with the results of its inspection of the Company and it, review of Seller's Information (as described in Section 1.01.7), then Purchaser will give written notice (the "Approval Notice") of such approval to Seller and the Escrow Agent of such fact on or before the expiration of the Due Diligence Period. Upon the giving of the Approval Notice, the Due Diligence Contingency will be considered satisfied or waived, the Earnest Money Deposit will be non refundable except upon default of Seller at Closing, and the Parties will proceed 10 Closing in accordance with the terms of this Agreement.

1.01.6 Termination Based on Due Diligence Inspection of Property and Satisfaction of Due diligence Contingency. If, for any reason, in its sole discretion, Purchaser does not approve of its inspection of the Company and its review of Seller's Information, then, at any time prior to the expiration of the Due Diligence Period, Purchaser may give written notice (the "Termination Notice") of such disapproval to Seller and the Escrow Agent and of its intent to terminate this Agreement. Upon such timely delivery of the Termination Notice, this Agreement shall terminate and upon such • timely termination of this Agreement, the Earnest Money Deposit will be returned by the Escrow Agent to Purchaser, und, upon return of the Earnest Money Deposit, this Agreement will be of no further force or effect. If Purchaser fails to give the Termination Notice before the end of the Due Diligence Period, then this Agreement will not terminate but will be in full force and effect, the Earnest Money Deposit will be non-refundable except upon Seller's default at Closing, the Due Diligence Contingency will be considered satisfied or waived, and the Parties will proceed to Closing in accordance with the terms of this Agreement.

1.01.7                      Inspection of the Company. During the Due Diligence Period (and thereafter if this Agreement is not terminated as provided above), Purchaser will have the right to examine all books, records and files of Seller relating to the Company and Moody Construction & Sons, a sole proprietorship, which are in the possession or control of Seller ("Seller's Information") and the right to make such inspections, investigations and tests as Purchaser may elect to make or obtain, which shall include all equipment, all master service agreements with customer and work orders as well as all accounts receivable and employee records. Purchaser may make such inquiries as Purchaser deems appropriate of Seller’s consultants or contractors with due regard for not alarming customers or suppliers. Purchaser may not contact any customer of the Company except through the office of Seller. Seller agrees to make all such books, records and files available to Purchaser, Purchaser's attorneys, and other representatives at any time during business hours upon reasonable notice from Purchaser and to cause its consultants and contractors to furnish Purchaser and its agents with any information and copies of documents reasonably requested by Purchaser. Purchaser will indemnify, defend, protect and hold Seller and the Company harmless from any claims, liabilities, damages or expenses (including reasonable attorneys' fees and costs) arising out of or incurred in connection with the investigation of the Company by Purchaser or its agents, designees, or representatives hereunder or arising from Or ill connection with any and all damage to property or persons arising out of the due diligence activities by Purchaser or its agents, designees or representatives.

1.01.8                      Guaranties. Seller currently has executed personal guaranties or is otherwise personally liable for certain debts and loans of the Company and a condition to Closing shall be that Purchaser shall provide, at Closing, either a substitute guarantor for all debts that Seller has guaranteed, Or evidence of alternative arrangements, as more fully set forth in Section 2.05(c),

1.02 Closing Date Payment and Adjustments.

At the Closing, GeoBio shall pay to Seller, as the Closing Date payment, an amount equal to the product of (i) the earnings of the Company for the trailing (previous) 12months prior to the Closing Date ("Earnings" means net income as presented in the statement of operations under generally accepted accounting principles (“GAAP") before interest, taxes, depreciation and amortization for the same period (the "TTM EBITDA") multiplied by (ii) a factor equal to 3.5 ("Cap Rate"). The product of the TTM EBITDA and the Cap Rate described above shall be referred to as the "Closing Date Purchase Price", which shall be subject to the adjustments set forth herein, including the Earn-Out Provisions set forth in Section 1.03 below. Subject to compliance with and satisfaction of the above, the Closing Date Purchase Price shall be payable as follows:

1.02.1. An amount in cash (the "Closing Date Cash Payment") equal to (i) sixty-six and sixty-seven hundredths percent (66.67%) of the Closing Date Purchase Price, plus. (ii) the amount, if any, by which the Estimated Net Working Capital (defined in Section 1.02.7, below) is greater than the Target Net Working Capital (defined in Section 1.02.6, below), minus (iii) the amount, if any, by which the Target Net Working Capital is greater than the Estimated Net Working Capital plus (iv) any reimbursements provided for in this Agreement such as the, Audit Expense Reimbursement, minus (v) the Earnest Money Deposit. Payment of the Closing Date Cash Payment shall be made by GeoBio to Seller in cash or by wire transfer of immediately available funds to the account designated in advance by Seller.

1.02.2.
At Closing, GeoBio shall issue to Seller shares of common stock of GeoBio in an amount equal in value to thirty-throe and thirty-throe hundredths percent (33.33%) of the Closing Date Purchase Price (the "Equity Consideration"). The number of shares to be issued to Seller shall be the lesser of either (I) the quotient resulting from the division of the value of the Equity Consideration by the public, volume weighted average dosing-trading price per share of GeoBio's common stock for the ten (10) trading days immediately prior to the Effective Date and the ten trading days immediately after the Effective Date or (ii) $0.55 per share (the “Average Stock Price"). By way of example, if the value of the equity consideration is $2,000,000.00 USD and the Average Stock Price for the 10 trading days prior to, and after, the Effective Date is ten ($0.10) cents per share, then Seller would be entitled to 20,000,000 shares of GeoBio common stock If, however, the Average Stock Price for the 10 trading days prior 1o, and after, the Effective Date is $0.75 per share, then the Average Stock Price shall be the maximum of $0,55 per share and Seller shall be entitled to 3,636,363 shares of GeoBio common stock, GeoBio shall be responsible for insuring that these shares are authorized and available for issue within 15 days of the Closing Date.

1.02.3. None of the Closing Date Purchase Price will be paid by Seller financing.

1.02.4.
Because the TTM EBITDA will be estimated and calculated as of the Closing Date, the parties anticipate that till adjustment period of approximately thirty (30) days or less (the “Adjustment Period") may be necessary to finalize the accounting related to calculating the actual 'ITM EBITDA through the date of Closing (the "Final TTM EBITDA") and therefore the calculation of the final TTM EBITDA through the date of Closing may result in a different Purchase Price than calculated at Closing. The parties shall cooperate at arriving at a Final TTM EBITDA and calculate a final purchase price ("Adjusted Purchase Price") based upon the Final TTM EBITDA according to the following:

(i) In the event that the Final TTM EBITDA is greater than the TTM EBITDA, an adjustment will be made such that the number of shares received by Seller under Section 1.02.2 will be increased by thirty-three and thirty-three hundredths percent (33.33%) of the difference between the Adjusted Purchase Price minus the Closing Purchase Price and Purchaser shall transfer the required number of shares. and Purchaser shall pay to Seller an amount in cash equal to sixty-six and sixty-seven hundredths percent (66.67%) of the difference between the Adjusted Purchase Price and the Closing Purchase Price.

(ii) In the event that the Final TTM EBITDA is less than the TTM EBITDA, adjustments will be made proportionately, such that the number of shares received by Seller under Section 1.02.2 will be reduced by thirty-three and thit1y-three hundredths percent (33.33%) of the difference between the Closing Purchase Price less the Adjusted Purchase Price and Seller shall transfer back the required member of shares, and Seller shall pay to GeoBio an amount in cash equal to sixty-six and sixty-seven hundredths percent (66.67%) of the difference between the Closing Purchase Price less the Adjusted Purchase Price.

1.02.5. Schedule 1.02.5(A) reflects all of the existing debts of the Company as of the date of execution hereof and Schedule 1.02.5(B) reflects the long term debts of the Company as of the date of execution hereof, which longer term debts, are secured by equipment. At the Closing, Seller shall estimate the liabilities listed 011 Schedule 1.02.S(A) and Schedule 1.02.5(B) ill accordance with Section 1.02.7 below and the difference between Schedule 1.02.5 (A) and Schedule 1.02.S(B) at Closing shall be referred to as the "Closing Date Current Liabilities.

1.02.6. "Working Capital" shall be defined as the sum of the Accounts Receivable, plus cash minus Closing Date Current Liabilities less any current portion of long term liabilities plus amounts of cash expended or loans drawn upon to prepare the Company for operations in Wyoming and Montana. "Target Working Capital" shall be defined as $800,000.00 USD. At Closing, the Working Capita1 of the Company shall not be less than the Target Working Capital All work in progress performed through the day prior to Closing, whether billed or not, shall be included in Accounts Receivable and shall be allocated a dollar value, which shall be mutually agreed upon, prior to Closing. Purchaser hereby acknowledges that the Company has plans to open its operations in Wyoming and in Montana to support contracts in place with customers for those areas. Purchaser acknowledges that it will take approximately $200,000.00 in Wyoming and $200,000.00 in Montana to prepare for operations under the said contracts. With respect to the amount of cash Or loans expended to develop Wyoming and Montana prior to Closing, Seller agrees that, prior to Closing, Seller shall supply Buyer with all expenditures made to develop Wyoming and Montana up to $400,000.00 and all amounts in excess of $400,000.00 shall be sent to Buyer for approval.

1.02.7. At least five (5) Business Days prior to the Closing Date, Seller shall cause the Company to prepare and deliver to GeoBio, an officer's certificate (the "Estimated Closing Statement") setting forth a good faith estimate of (1) Cash of the Company as of the Closing Date ("Estimated Closing Cash"), (ii) the aggregate amount of Closing Date Current Liabilities of the Company as of the Closing, and (iii) the Working Capital (defined in Section 1.02.6 above) as of the Closing Date ("Estimated Net Working Capital"), in each case with respect to the foregoing clauses (i) through (iii), together with the components and calculations thereof, Purchaser and its representatives shall have an opportunity to review and comment upon, and an opportunity to disagree with, the Estimated Closing Statement. In the event that Purchaser disagrees with the Estimated Closing Statement and its values, the Parties shall proceed to Closing and then follow the procedure set forth, below, with regard to disagreement upon the Closing Statement. As promptly as practicable, but no later than sixty (60) days, after the Closing Date, Purchaser will cause to be prepared and delivered to Seller officer’s certificate (the "Closing Statement") setting forth (i) Cash of the Company as of the Closing Date (the "Actual Closing Cash"), and (ii) the Net Working Capital as of the Closing Date (the Actual Net Working Capital"), in each case, together with the components and calculations thereof. The Closing Statement shall also set forth the amount, if any, by which the Actual Net Working Capital (A) exceeds the Estimated Net Working Capital or (B) is less than the Estimated Net Working Capital. After receipt of the Closing Statement, Seller shall have thirty (30) days to review the Closing Statement and the work papers used in its preparation. The Closing Statement shall become final and binding upon the Parties on the thirtieth (3D''') day following receipt of the Closing Statement by Seller unless Seller gives written notice of their disagreement (a "Notice of Disagreement") to GeoBio prior to such date. Any Notice of Disagreement shall specify those items or amounts as to which Seller disagrees and Seller's proposed computation of the Actual Closing Cash and/or the Actual Net Working Capital. If a Notice of Disagreement is delivered pursuant to this Section, Purchased and Seller shall, during the fifteen (15) days following such delivery, negotiate reasonably and in good faith to reach agreement on the items or amounts disputed by Seller in the Notice of Disagreement. If, during such 15 day period, Purchaser and Seller are unable to reach an agreement, they shall promptly thereafter cause a firm of independent accoulll8nts of nationally recognized standing reasonably satisfactory to Purchaser and Seller (who shall not have any material relationship with Purchaser or Seller) to review (his Agreement and the disputed items or amounts for the purpose of calculating Actual Closing Cash and/or Actual Net Working Capital. [n making such calculation, such independent accountants shall consider only those items or amounts in the Closing Statement as to which the Requisite Seller has disagreed, Such independent accountants shall deliver to Purchaser and Seller, as promptly as practicable, a report setting forth the calculation of Actual Closing Cash and/or Actual Net Working Capital, as applicable. Such report shall be final and binding upon Purchaser and Seller, absent manifest error.  The cost of such independent accountants' review and report shall be horne half by Purchaser and half by Seller. Purchaser will make the work papers and backup materials used in preparing the Closing Statement, and the books, records, and financial staff of the Company, available to Seller and his accountants and other representatives at reasonable times and upon reasonable notice during the review by Seller of the Closing Statement. Within ten (10) days after the Final Closing Cash has been detell11ined, either by the failure of Seiler to deliver a Notice of Disagreement or following resolution of such Notice of Disagreement in accordance with this Section 1.02.7, Purchaser shall pay to Seller, in accordance with their Allocable Portion, the amount of Final Closing Cash by wire transfer to the account(s) designated in advance in writing by Seller, and such payment shall be deemed an adjustment to the Purchase Price. Within ten (I10) days after the Final Net Working Capital has been detem1ined, either by the failure of Seller to deliver a Notice of Disagreement or following resolution of such Notice of Disagreement in accordance herewith, the Company Or Seller, as the case may be shall make the following payments. If the Final Net Working Capital is greater than the Estimated Net Working Capital, then the Company shall pay to Seller, in accordance with their Allocable Portion, the amount of such difference; or if the' Estimated Net Working Capital is greater than the Final Net Working Capital, then Seller shall pay to the Company the amount of such difference.

1.02.8. Exclusions from Sale. Excluded from this sale shall be the following property to which Seller shall retain title and shall assume any debts encumbering such assets. Seller shall indemnify Buyer from all liability for any debts encumbering the assets listed below:

a. 972 Loader and associated debt

b. 2004 Lowboy Semi Trailer

c. 2004 T -800 truck

1.03 Addition to the Closing Date Purchase Price -Additional Purchase Price. In addition to the Adjusted Purchase Price, Seller shall have the opportunity to be paid additional consideration, (the "Additional Purchase Price") for the Capital Stock. At Closing, Seller and the Company shall execute a mutually agreeable employment agreement whereby Seller shall become the President and Chief Executive Officer of the Company, a draft of which is attached hereto. Seller’s right to the Additional Purchase Price shall be based upon the Company's achievement of specified earnings and revenue targets during the twelve (12) month period immediately following the Closing (the "First Year") and the twelve (12) month period immediately following the end of the First Yea" ("Second Year") .

a. Calculation of the First Year Earn Out. Within 30 days following the end of the First Year, Purchaser and Seller, as president of the Company, shall cause the Company accountants to calculate the EBITDA for the First Year. To the extent that the Company generated a Firs! Year EBITDA which exceeds the Final TIM EBITDA (the difference between the EBITDA for the First Year and the Final TTM EBITDA shall be referred to as the "First Year Earn Out EBITDA"), Seller shall be entitled to Additional Purchase Price consideration equal to 28% of the product of the Cap Rate (defined above) multiplied by the First Year Earn Out EBIDTA (2&% x (Cap Rate x First Year Earn Out EBIDTA)}. By way of example, if the Final TTM EBITDA is $2,000.000 and the First Year EBITDA is $3,000,000, then the Additional Purchase Price would be $980,000.00 calculated as 28% x (3.5 x ($3,000,000-$2,000,000)).

b. Payment of Additional Purchase Price, Within ninety (90) days following the close of the First Year, GeoBio shall deliver the Additional Purchase Price to Seller, The Additional Purchase Price shall he paid 50% in cash and 50% in stock and in the same manner as set forth in Section 1,02.1 (additional cash consideration to be delivered in cash or via wire transfer) and Section 1.02.2 above (additional shares to be authorized, available and delivered within 15 days of determination of the dollar amount of the Additional Purchase Price). The value of the common stock shall be established in accordance with Section 1.02.2 above.

c. Calculation of the Second Year Earn Out. Within 30 days of the end of the Second Year, Purchaser and Seller, as President of the Company, shall cause the Company accountants to calculate the EBITDA for the Second Year. To the extent that the Company generated a Second Year EBITDA which exceeds the First Year EBIDTA (the difference between the EBIDTA for the Second Year and the EBITDA for the First Year shall be referred to as the "Second Year Earn Out EBITDA"), Seller shall be entitled to an Additional Purchase Price equal to 5% of the product of the Cap Rate (defined above) multiplied by the Second Year Earn Out EBITDA (5% x (Cap Rate x (Second Year EBITDA·· First Year BBITDA))). By way of example, if the Second Year EBITDA is $6,000,000 and the First Year EBITDA is $5,000,000, then the Additional Purchase Price would be $175.000.00 calculated as 5% x (3,5 x ($6,000,000·$5,000,000)). Seller shall take 100% of such Second Year Additional Purchase Price in GeoBio common stock valued in accordance with Section 1.02.2 above.

d. Calculation of the Affiliate EBITDA. To the extent that GeoBio or any business which is owned in whole or in part by GeoBio (a "GeoBio Subsidiary") realizes revenue during the First Y car or Second Year which is the direct or indirect result of the business generated by the Company ("Subsidiary Revenue"), such Subsidiary Revenue shall be added to the First Year EBIIDA and the Second Y car EBITDA as if the Subsidiary Revenue was earned by the Company for its own benefit.

1.04 Escrow Agent and Brokers .

1.04.1 Escrow Agent. S                                        eller and GeoBio shall appoint, at their mutual approval, an escrow agent (the "Escrow Agent") to coordinate the receipt and distribution of money and documents required by this Agreement.

1.04.2 Brokers and Agents. Seller and Company have not engaged any broker on their behalf and do not intend to do so, Each party shall bear any and all commissions payable to any broker such party engages on its own behalf and will indemnify the other parties against all liabilities for brokers' fees and commissions, All other transaction fees, including any reasonable fees Charged by the Escrow Agent, shall be borne by Purchaser, except as otherwise specifically provided in this Agreement

1.05 Exchange. It is agreed that the Closing Purchase Price and all other documents and money required by Section 5.02 shall be delivered to the Escrow Agent prior to or at Closing and the Escrow Agent shall be responsible for the Closing and delivery of items in accordance with this Agreement

1.06 Opening of Escrow. Upon the receipt by the Escrow Agent of Earnest Money Deposit, the escrow shall be opened and in effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

The Company and Seller hereby represent and warrant to GeoBio, the following:

2.01 Organization. The Company is a corporation duly organized ill the State of Colorado and has all necessary corporate powers to conduct business. All actions taken by the incorporators, directors and/or shareholders of the Company have been valid and in accordance with the laws of the State of Colorado.

2.02 Capital. The authorized capital stock of the Company currently consists of one thousand (1,000) shares of common stock, with no par value, of which a total of thousand (l,000) shares have been issued to Seller and are outstanding ("Common Stock"), At the Closing, one hundred percent (100%) of all of the outstanding Capital Stock shall be transferred to GeoBio, Additionally, upon Closing, there will be no outstanding subscriptions, options, rights, warrants, cOtwel1ibie securities, or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its Capital Stock, Furthermore, Seller represents that they have title to, or the authority to direct, all outstanding shares of the Capital Stock as fully paid and nonassessable and in accordance with the State of Colorado's corporate law and the applicable securities laws of the United States.

2.03 Financial Settlements As soon as possible following the Effective Date, but in no event later than thirty (30) days prior to Closing, the Company shall prepare, or undertake to have prepared, at its own expense (the "Audit Expense"), and provide to GeoBio consolidated, audited financial statements prepared in compliance with Generally Accepted Accounting Principles ("GAAP") and audited by a PCAOB registered auditor, whom shall be acceptable to GeoBio, consisting of (i) balance sheets, (ii) the related statements of income and retained earnings, and (iii) statements of cash flow for the Company's fiscal years ending 2008, 2009, and 2010, the four quarters subsequent to the 1110st recent fiscal year end and for the interim period subsequent to the last fiscal quarter, including historic line item detail, on both an accrual basis and a cash flow basis, in compliance with GAAP (the "Financial Statements"). Upon Closing, and as a condition thereof, GeoBio shall reimburse Seller for the final amount of the Audit Expense, which shall not be considered to be part of the Closing Purchase Price or Adjusted Purchase Price (the "Audit Expense Reimbursement"). The Financial Statements shall be attached hereto as Schedule 2.03, and shall be delivered as soon as possible (but not less than sixty (60) days following the Effective Date of this Agreement), with the understanding that the Closing may be delayed 01' cancelled in the event that the Financial Statements are not delivered to GeoBio in a timely fashion.

2.04 Absence of Changes. The Company warrants and represents that since the end of its most recent fiscal year. there have been no changes in the financial condition or operations of the Company except for changes in the ordinary course of business or as a result of customary seasonal variations.

a. Closing Financial Statements. Any changes to the financial condition of the Company as it is represented in the audited Financial Statements delivered to GeoBio pursuant to Section 2.03 of this Agreement, or absence thereof, shall be evidenced by a set of Closing financial Statements to be submitted to GeoBio at the Closing (the "Closing Financial Statement."), and attached hereto as Schedule 2.04(;\), which Seller shall represent as valid and verifiable by audit at the Closing. A list referred to as "Schedule 2.04(8)". which references the existing and ongoing liabilities to be taken over by GeoBio upon Closing, shall be provided prior to Closing. Schedule 2.04(B) will be deemed accepted by GeoBio, upon GeoBio’s review and signature of Schedule 2.04(B} prior to or at Closing. The Closing Financial Statements shall accurately depict the financial condition of the Company as of the date of the Closing and; subsequent thereto. the Company shall not, except in the ordinary course of business, purchase, or enter into any contracts to purchase, any assets, nor dispose, assign, transfer, or encumber any assets shown on the Closing Financial Statements without the written consent of GeoBio.

2.05 Liabilities. The total liabilities of the Company are set forth in Schedule l.02.5(A) and the long term liabilities are set forth on Schedule 1.02.5(B). Seller is selling the Capital Stock of a working company and Purchaser acknowledges that it 1s receiving $800,000.00 in Working Capital and is taking the Company subject to the current and long tel111 liabilities. Additionally, Seller represents;

a. The Company is not aware of any pending, threatened or asserted claims lawsuits or contingencies involving Seller or the Company. There is no other dispute of any kind between the Company or Seller and any third party and no such dispute will exist at Closing; and

b. The Company shall have good and marketable title thereto to said Assets subject to the liabilities set forth in Schedule 2.04(A).

c. During the Due Diligence Period, the Parties shall each use their "best efforts" to remove Seller as a personal guarantor in connection with my obligation of the Company. If a creditor is unable or unwilling to release Seller from personal liability on behalf of the Company, then Purchaser shall (1) substitute Purchaser as guarantor or (2) substitute an alternative personal guarantor or
(3) close that account by paying such liability. Seller and Company shall have no obligation to preserve any credit facility which has Seller as a guarantor and Purchaser shall be responsible for replacing any credit line that Seller must terminate in order to insure that Seller is not personally liable on any Company debts after Closing. Seller and Purchaser any, at Closing, reach an agreement for Seller to remain as guarantor fm' a period of time but with a mutually agreeable fee arrangement and an indemnity from Purchaser.

2.06 Tax Returns. The Company represents that it has paid, or will pay by the Closing, all taxes, assessments. and penalties due and payable. No federal tax returns of the Company have been audited by the Internal Revenue Service. There are no present disputes as to the taxes of any nature payable by the Company and as of the Closing there shall be no taxes of any kind due or owing except the following: federal excise taxes and segment fees taxes which will be prorated as of the Closing, and employee payroll taxes subsequent to the last required quarterly payment. A list referred to as "Schedule 2.06(A)" which references the federal excise taxes, segment fees taxes and employee payroll taxes payable by GeoBio upon Closing shall be provided prior to Closing. Schedule 2.06(A) will be deemed accepted by GeoBio upon GeoBio's review and signature of Schedule 2.06(A) at or prior to Closing. Furthermore, as soon as possible following the execution of this Agreement, but in no event later than twenty (20) days prior to Closing, the Company shall provide to GeoBio true and complete copies of the Company’s federal and state income tax returns for its 2007, 2008. and 2009 tax years (the "Tax Returns"). The Tax Returns shall be delivered as soon as possible following the Effective Date of this Agreement, with the understanding that the Closing may be delayed in the event that the Tax Returns are not delivered to GeoBio in a timely fashion.

2.07 Ability to Carry Out Obligations. Seller has in his right, power, and authority to enter into, and perform his obligations under this Agreement. The execution and delivery of this Agreement by Seller and the performance by Seller of his obligations hereunder will not cause, constitute, conl1ict with or result in (a) any breach or violation of' any of the provisions of, or constitute a default under, any license, indenture, mortgage, charter, instrument, articles of incorporation, bylaw, or other agreement or instrument to which the Company, its officers, directors or Seller are a party, or by which they may be bound, nor will any consents or authorizations of any party other than those hereto be required, or (b) an event that would result in the creation or imposition of any lien, charge, or encumbrance on any asset of the Company or upon the shares of Capital Stock.

2.08 Full Disclosure. To the best of Seller's knowledge, information and belief, none of the representations and warranties made by, or included in, any certificate or memorandum furnished or to be furnished by Seller, the Company, or 011 their behalf, contain or will contain any untrue statement of a material fact, or omit any material fact the omission of which would be misleading.

2.09 Contracts and Leases. The Company is not a party to any contract, agreement or lease except as shown and identified on Schedule 2.09, copies of which shall be supplied to GeoBio prior to Closing. No person holds a power of attorney from the Company or Seller, Purchaser is purchasing the Capital Stock in the Company which will be subject to the existing contracts, agreements and leases, including, but not limited to the lease of the yard in Rifle Colorado.

2.10 QQ!I1pliance with Laws, To the best of Seller's knowledge, information and belief, the Company has complied with, and is not in violation of, any federal, state, or local statute, law, and/or regulation pertaining to the Company. To the best of Seller's knowledge, information and belief the Company has complied with all federal and state securities laws in connection with the offer, sale, and distribution of its securities.

2.11 Litigation. Except as otherwise disclosed herein, the Company is not a party to any existing or pending suit, action, arbitration, or legal, administrative, or other proceeding, or prior, existing, or pending governmental investigation. Furthermore, the Company is not subject to or in default with respect to any order, writ, injunction, or decree of any federal, slate, local, or foreign court, department, agency, or instrumentality.

2.12 Conduct of Business. Prior to Closing, the Company shall conduct its business in the normal course and shall not, without the approval of GeoBio, (i) sell, pledge, assign or dispose of any assets, except in the ordinary course of business or as contemplated herein, (ii) amend its Certificate of Incorporation or Bylaws, (iii) redeem or sell stock or other securities (which in no event shall be deemed in the normal course of business), (iv) incr any liabilities, except in the normal course of operations of the business, which term "normal course of operations or business" shall include operations to establish operations in Wyoming and Montana" (v) commit to or issue any options, warrants or shares of Capital Stock or convertible into Capital Stock of the Company, or any Capital Stock equivalents; (vi) enter into any debt, loan, debenture or encumbrance arrangement with respect to the Company or the principal shareholders, officers and directors of the Company except in the ordinary course of business, (vii) acquire any assets or enter into any contract, guarantee obligations of any third party, except in the ordinary course of business, or (viii) enter into any other transaction not in the normal course of business,

2,13 Corporate Documents. Copies of each of the following documents, which are true, complete and correct in all material respects, will be submitted by or on behalf of the Company and Seller at or before Closing:

(i) All of the Company's Master Service Agreements (and/or similar agreements) between the Company and the Company's customers and clients;

(Ii) All of the Company's material contracts;

(iii) the Company's Articles of Incorporation;

(iv) the Company's Bylaws;

(v) Consent of the Board of Directors of the Company to this Agreement, also attached hereto as Schedule 2.l3(v);

(vi) List of current Officers and Directors and the resignation(s) of Ofi1c.ers and Directors effective on the Closing Date;

(vii) Balance Sheet together with other Financial Statements described in Section 2.03;

(viii) Colorado Corporation Commission Filing Receipt or other documentation to demonstrate good standing with the Stale of Colorado;

(ix) Copies of all federal and state income tax returns fur 2007, 2008, and 2009 as required by Section 2.06 of this Agreement;

(x) Stock register and stock certificate records of the Company;

(xi) Corporate minute book of the Company with all updated entries and filings,

2.14 Corporate Pilings. All minutes, consents, resolutions, licenses, registrations or other documents filed with any federal, state, or local governmental body or agency shall at the Closing be delivered to GeoBio and be valid and in accordance with the laws of the Stale of Colorado.

2.15 Title. Seller has good title to the shares of Capital Stock being sold to GeoBio pursuant to this Agreement the shares will be, at the Closing, free and clear of all liens, security interests, pledges, charges, claims, encumbrances and restrictions of any kind. Except as provided in this Agreement, Seller and the Company are not parties to any agreement which offers or grants to any person the right to purchase or acquire any of the shares of the Capital Stock. Seller and the Company are not aware of any applicable local, state or federal law, rule, regulation, 01' decree that would, as a result of the purchasing the shores of Capital Stock by GeoBio, impair, restrict or delay voting rights with respect to the shares of Capital Stock delivered by Seller. Seller shall act in good faith at all times and act expediently to complete the transaction contemplated herein,

2.16 Representations. All representations set forth in this Article II shall be true as of the Closing and all such representations shall survive the Closing for a period of two (2) years.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

GeoBio hereby represents and warrants to the Company and Seller, the following;

3.01 Authorization and immediately Available Funds. Purchaser represents and warrants to Seller that Purchaser has full power and· authority to enter into this Agreement and that this Agreement constitutes the valid and legally binding obligation of Purchaser. Purchaser represents that it has or will have at Closing immediately available funds either in its possession or available by a credit facility to purchase the Capital Stock from Seller.

3.02 Purchase Entirely for Own Account. Purchaser represents and warrants to Seller that Purchaser is acquiring the Capital Stock for investment for Purchaser's own account and not with a view to the resale or distribution thereof, and that Purchaser has no present intention of selling or otherwise effecting a distribution of the same.

3.03 Reliance upon Purchaser's Representations. Purchaser understands that the Capital Stock has not been registered under the Securities Act of 1944 (the "Securities Act"), by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof and Regulation D promulgated under the Securities Act, and that Seller's reliance on such exemption is predicated on Purchaser's representations contained in this Agreement.

3.04 Investment Experience. Purchaser represents that Purchaser is experienced in evaluating energy related companies such as the Company, is able to fend for itself in transactions such as the one contemplated by this Agreement, has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its prospective investment in Seller, and has the ability to bear the economic risks of the investment.

3.05 Receipt of Information. Prior to Closing, Purchaser shall deliver to Seller a signed certification representing that Purchaser has reviewed the financial and corporate documents of the Company and has had an opportunity to ask questions of and to receive answers from Seller and/or the Company regarding those documents as well as all of the Company's activities, prospects and financial condition, which certification shall be attached hereto as Schedule 3.05. The certification shall further represent that Purchaser has had the opportunity to obtain additional information (10 the extent Seller and/or the Company possesses such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of the information furnished to Purchaser or to which Purchaser had access.

3.06 Legends. Each certificate representing shares of Capital Stock transferred or issued pursuant to this Agreement shall be endorsed with a legend in substantially the following form, and Purchaser covenants that, except to the extent such restrictions are waived by Seiler, such Purchaser shall not transfer the Capital Stock without complying with the restrictions on transfer described in the legend:

"THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES ACT (COLLECTIVELY, THE "SECURITIES LAWS"). THESE SECURITIES HAVE BEEN ACOUIRED FOR INVESTMENT AND MAY NOT BE SOLD, OFFERED FOR SALE OR OTHERWISE TRANSFERRED UNLESS THEY (I) ARE REGISTERED UNDER THE SECURITIES LAWS OR (II) ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES LAWS AND THE CORPORATION IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REOUIRED"

3.07 Domicile, Purchaser represents that it has its principal place of business in the State of Georgia.

3.08 Capitalization, Upon Closing, the issued and outstanding capital stock of GeoBio shall consist solely of common stock, Any and all preferred stock which may be issued and outstanding as of the Effective Date shall be converted to common stock prior to Closing.

3.09 Purchaser's Legal Opinion, Purchaser has received an opinion from its legal counsel that the sale and purchase of the Capital Stock pursuant to this Agreement qualifies for an exemption from registration under Section 5 of the Securities Act of 1933 as a transaction by an issuer not involving any public offering,

ARTICLE IV

INVESTMENT INTENT

4.01 Transfer Restrictions, Seller and GeoBio agree that the Capital Stock being acquired pursuant to this Agreement may not be sold, pledged, assigned, hypothecated or otherwise transferred, unless such shares are registered under or in compliance with Rule 144 of the 'Securities Act of 1933 (the "Act") or other exemption from registration under the Act.

ARTICLE V

CLOSING

5.01 Closing. The Closing of the transaction will occur on or before the date that is ninety (90) days from the Effective Date. at such time and location us mutually agreed to by the Parties.

5.02 Documents to be delivered at Closing. As part of the Closing, those documents listed in Section 2.13 of this Agreement, as well as the following, in Conn reasonably acceptable to counsel to the Parties, shall be delivered to the Escrow Agent:

a. By Seller:
(i)
Stock Certificate #1 representing 1000 shares of common stock no par value which is all of the authorized and all of the issued and outstanding stock of the Company. Stock Certificate #1 represents One hundred percent (100"/0) of the issued and outstanding Capital Stock of Seller, which stock certificate shall be assigned to Purchaser at Closing

(ii)	Copies of all of the business and corporate records of the Company that are in the possession of Seller or the Company; and

(iii)	Such other documents of the Company that arc executed in the normal course of business.

(iv) Fully executed Employment Agreement.

(v) Termination of all credit facilities that will not accept termination of Seller's personal guaranty or Purchaser's replacement guarantor and for which the Parties have not made mutually agreeable alternative arrangements.

b. By GeoBio:

(i) The Cash Consideration to be deposited by wire transfer to the Escrow Agent on the day before the Closing;

(ii) The Equity Consideration, in the form of one stock certificate made out 10 Seller; and

(iii) The Audit 'Expense Reimbursement, payable in cash.

(iv) Employment Agreement for Seller which shall be a condition precedent to Closing.

(v) Creditors' agreement to accept Purchaser's replacement guarantor or an agreement with Seller for Seller's continuing guaranty.

5.03 Change Directors. Seller shall remain a director of the Company as long as he is employed by the Company under all employment agreement. The Board shall consist of a minimum of three (3) members, one of whom shall be Seller. Seller shall have the authority 10 select senior management and local advisors and consultants.

5.04 Employment Agreement. Prior to Closing, the Parties shall negotiate a mutually acceptable employment agreement (the "Employment Agreement") by which Douglas W. Moody, the current President and CEO of the Company, shall remain employed by the Company on a full-time basis, at a salary 0[$200,000.00 per year and with benefits to be mutually agreed upon by the Parties, for a period not less than thirty-six t36) months from the Closing Date and which may be extended thereafter upon terms mutually agreed upon by the Parties. The Parties understand and acknowledge that Seller's right to be paid the Earn-Out Consideration as discussed in Section 1.03, above, shall be conditioned upon Seller's continued employment with the Company and his fulfillment of his obligations under the Employment Agreement. As protection for Seller, however, the Employment Agreement shall provide specific provisions defining "Termination without Cause", and the Parties understand and acknowledge that Seller's Termination without Cause shall have no effect on Seller's right to the Earn-Out Consideration.
ARTICLE VI

COVENANTS SUBSEQUENT TO CLOSING

6.01 Indispensible Clients.

6.01.1 Reduction in Business of an Indispensible Client. To the extent that revenue obtained from any current customer or client represents more than thirty three percent (33%) of the Company's total annual revenue (an "Indispensible Client"), then if such Indispensible Client's business drops more than 25% in the first year and the gross revenue of the Company declines by 25% or more than the gross revenue for the year 2010, then the amount of stock delivered to Seller under Section 1.02.2 shall be adjusted by reducing the Final TIM EBITDA (using the reduced gross revenue figure) and re-calculating the amount of stock due under Section 1.02.2 and by Seller conveying back the appropriate amount of shares.

6.01.2 Loss of an Indispensible Client. In the event that there is a loss of an Indispensible Client during the twelve (12) month period following the Closing that is not caused by the failure or inaction of GeoBio to service properly that Indispensible Client, as expressly stated in writing by such Indispensible Client, then Seller shall have 12 months to replace the loss of the indispensible Client and if such Indispensible Client's business cannot be replaced and the gross revenues of the Company have declined due to the loss of the Indispensible Client, then the amount of stock delivered to Seller under Section 1.02.2 shall be adjusted by reducing the Final TTM EBITDA (using the reduced gross revenue figure) and re-calculating the amount of stock due under Section 1.02.2 and by Seller conveying back the appropriate amount of shares.

6.02 Non-Compete. Seller, agrees that he shall not compete with the business of the Company, as acquired by Purchaser, nor compete within the Company's industry, defined as performing construction and providing related field services to the oil and gas industry (a "Competing Business"), anywhere in the following states for a period of five (5) years following the Closing:

(i) Colorado

(ii) New Mexico

(iii) Utah

(iv) Arizona

(v) Wyoming

(vi) Idaho

(vii) Montana; and

(viii) North Dakota

6.03
Government Approvals. Post-Closing, and in conjunction with the Employment Agreement referenced in Section 5.04 of this Agreement, Seller will cooperate with GeoBio in filing certificates formalizing the business combination contemplated herein with the Stat" of Colorado.

ARTICLE VII

DEFAULT AND REMEDIES

7.01 Time Is of the Essence, Time is of the essence of the obligations of the Parties. Neither Party will be considered to be in default of its obligations here under until ten (10) days after notice is given by one Party specifying the obligations the other Part)' has failed to perform; provided however, no notice will be required regarding the obligations to be performed by the Parties at Closing,

7.02 GeoBio's Default. If GeoBio defaults in performing its obligations hereunder, Seller will be entitled to terminate this Agreement and have the Earnest Money Deposit paid to Seller as liquidated damages as Seller’s sole and exclusive remedy. Seller will have )10 right \0 an action for specific performance or for money damages or to any other remedy except the payment of such liquidated damage amount. The Parties acknowledge that Seller's damages because of GecBio's default hereunder are difficult to ascertain and agree that the amount of the Earnest Money Deposit represents a reasonable estimate of Seller’s damages,

7.03 Seller’s Default If Seller defaults in performing its obligations hereunder, (a) GeoBio may elect to terminate this Agreement, have the Earnest Money Deposit returned to GeoBio and seek specific performance of this Agreement from Seller because of such default. Seller shall have no right to a claim for damages.

7.04 Rights of Parties following Termination of Agreement. Upon termination of this Agreement under this Section 7 or any other provision of this Agreement, no Putty thereafter will have any further obligations to the other hereunder except as provided above and except for the payment of any sums or damages upon termination as provided herein,

7.05 Arbitration. Any controversy or claim rising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be settled by arbitration in the State of Colorado, City of Denver, in accordance with the Rules of the American Arbitration Association then existing, and judgment on the arbitration award may be entered ill any court having jurisdiction over the subject matter of the controversy,

7.06 Termination, In addition to other remedies on or before the Closing Date, GeoDio and/or Seller may terminate this Agreement only if any of the warranties detailed herein have been breached.

7.07 Indemnification. The Parties, jointly and severally, agree to indemnify the other Party against all actual tosses, damages and expenses caused by (i) any material breach of this Agreement or warranty by them or any material misrepresentation contained herein, or (ii) any misstatement of a material fact or omission to state a material fact required to be slated herein or otherwise necessary to make the statements herein not misleading.

7.08 Indemnification Non-Exclusive. The foregoing indemnification provision is in addition to, and not in derogation of, any statutory, equitable or common law remedy that may be available to any Party for breach of representation, warranty, covenant or agreement.

ARTICLE VIII

CONFIDENTIALITY

8.01 Confidential Information. Each Party hereto shall treat all non-public confidential and trade secret information received from another Party as confidential, and such Party shall not disclose or use such information in a manner contrary to the purposes of this Agreement or for any purpose other than in connection with the raising of the Financing or otherwise evaluating the transaction contemplated by this Agreement. Moreover, all such information shat! be returned to the other Party in the event this Agreement is terminated. This section shall survive the Closing or any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01 Captions and Headings. The article and section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement.

9.02 No Oral Change, This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification or discharge is sought.

9.03 Non Waiver. Except as otherwise expressly provided herein, no waiver or: any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressed in writing and signed by the Party against whom such waiver is charged; and (i) the failure of any Party to insist in anyone or more cases upon the performance of any of the provisions, covenants, or conditions of this Agreement, or to exercise any option herein contained, shall not be construed as a waiver or relinquishment for the future of any such provisions, covenants, Or conditions; (ii) the acceptance of performance of anything required by this Agreement to he performed with the knowledge of the breach or failure of a covenant, condition, or provision hereof shall not be deemed a waiver of such breach or failure; and (iii) no waiver by any Party of one breach by another Paty shall be construed as a waiver with respect to any other or subsequent breach.

9.04 Time of Essence. Time is of tile essence of this Agreement and of each and every provision hereof.

9.05 Entire Agreement. This Agreement, including any and all attachments hereto, if any, contains the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings.

9.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. facsimile signatures will be acceptable to all Parties.

9.07 Notices, All notices, requests, demands, and other communications under this Agreement shall be ill writing and shall be deemed to have been duly given on the date of service if served personally on the Party to whom notice is to be given, or all the third day after mailing if mailed to the Party to whom notice is (0 be given, by first class mail, registered or certified, postage prepaid, or Oil the second day if faxed, and properly addressed Or faxed as follows:

If to GeoBio:

GeoBio Energy, Inc.
802 Windy Ridge Lane SE
Atlanta, GA 30339
Attn: John L. Sams

With a Copy to:

The Otto Law Group, PLLC
601 Union Street, Suite 4500
Seattle, W A 98103
Attn: David M. Otto, Esq.

If to the Company or Seller:

Moody Construction & Sons, Inc.
2202 County Road 7
Meeker, CO 81641
Attn: Douglas W. Moody

With a copy to:

Charles A. Bewley
Berenbaum Weinshienk, P.C.
370 17th St. #4800
                Denver, CO 80202

9.08 Binding Effect. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the Parties to this Agreement.

9.09 Effect of Closing. All representations, warranties, covenants, and agreements of the Parties contained in this Agreement, or in any instrument, certificate, opinion., or other writing provided for in it, shall be true and correct as of the Closing and shall survive the Closing of this Agreement for two (2) years post-Closing.

9.10 Mutual .Cooperation, The Parties hereto shall cooperate with each other to achieve the purposes of this Agreement, and shall execute such other and further documents and take such other and further actions as may be necessary or convenient to effect the transactions described herein.

IN WITNESS OF WHEREOF, this Agreement has been duly executed by the Parties hereto as of the Effective Date first written above.

SELLER

_________________________________________

Doug Moody individually and as sole proprietor of

MOODY CONSTRUCTION & SONS, a sole proprietorship

Moody Construction & Songs, Inc.

A Colorado Corporation

By: __________________________

Doug Moody, President and CEO

BUYER:

GEOBIO ENERGY, INC.

_____________________________
Name: John L. Sams
Title: President and Chief Executive Officer